RULE 42(b)(2)
                                                       REGISTRATION NO. 33-62629



                PRICING SUPPLEMENT NO. 1 DATED FEBRUARY 14, 1996

                    FRANCHISE FINANCE CORPORATION OF AMERICA
          MEDIUM-TERM NOTES DUE NINE MONTHS OR MORE FROM DATE OF ISSUE


This Pricing Supplement accompanies and supplements the Prospectus, dated October 18, 1995, as supplemented by the Prospectus Supplement, dated February 9, 1996.

The Notes have the following terms (as applicable):


  Principal Amount:                                  $30,000,000
  Registered Holder:                                 Cede & Co.
  Taxpayer Identification No.:                       13-2555119
  Form of Notes:                                     [X] Book Entry/Global
                                                     [ ] Certificated
  Agent's Discount or Commission:                    .550%
  Net Proceeds to Issuer:                            $29,835,000

  Fixed Rate Medium-Term Note:
    Original Issue Price:                            100%
    Original Issue Date:                             February 20, 1996
    Interest Accrual Date:                           February 20, 1996
    Interest Rate Per Annum:                         6.78%
    Interest Payment Dates:                          May 30 and November 30
    Denominations:                                   $1,000
    Stated Maturity Date:                            February 20, 2002
    Redemption Date(s):                              None
    Redemption Price(s):                             Not Applicable
    Notice of Redemption:                            Not Applicable
    Optional Repayment Date(s):                      None
    Optional Repayment Price(s):                     Not Applicable
    Notice of Optional Repayment:                    Not Applicable
    Default Rate:                                    Not Applicable
    Original Issue Discount:                         [  ] Yes   [X] No
    Record Date:                                     May 15 and November 15


Agent:   [X]      Merrill Lynch & Co.
         [ ]      NationsBanc Capital Markets, Inc.
         [X]      Smith Barney Inc.

Agent acting in the capacity as indicated below:
         [X]      Agent                              [ ]     Principal

If as Principal:
         [  ]     The Notes are being  offered  at varying  prices  related to prevailing market prices at the time of resale.
         [  ]     The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

If as Agent:
                  The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.